EXHIBIT 5.1

Pillsbury Winthrop Shaw Pittman LLP

2475 Hanover Street

Palo Alto, CA 94304

December 14, 2005

SunPower Corporation

430 Indio Way

Sunnyvale, California 94085

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel for SunPower Corporation, a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of 6,786,320 shares of the Company’s Class A common stock, par value $0.001 per share (the “Stock”), issuable pursuant to the Company’s 2005 Stock Incentive Plan and pursuant to the exercise of outstanding options granted under the, 1996 Stock Plan and 1988 Incentive Stock Plan (the “Plans”) and of 105,000 shares of Stock issuable pursuant to the exercise of outstanding options granted to certain employees and consultants under option agreements (collectively, the “Agreements”).

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. Based upon the foregoing, we are of the opinion that the 6,891,320 shares of Stock have been duly authorized and, when issued and sold in accordance with the Plans or Agreements, as the case may be, will be legally issued, fully paid and nonassessable. This opinion is limited to matters governed by the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP